Registration No. 333-120496 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 50(c) Dated Monday, February 6, 2006
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XJC1	$23,976,000.00	0.625%	$23,826,150.00	Fixed	5.000%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Rating	S & P Rating
2/15/2009	05/15/2006	$13.33	Yes	Senior Unsecured Notes	Aa3	A

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Financial Services Inc. and Wachovia Securities, LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, February 6, 2006 @ 12:00 PM ET
Settlement Date: Thursday, February 9, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
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All rights reserved.

						HSBC Finance Corporation $5,000,000,000 HSBC Finance InterNotes Prospectus Dated 17-Dec-04 Page 1 of 1